Exhibit 4.0

                            BOK FINANCIAL CORPORATION
                           2009 OMNIBUS INCENTIVE PLAN

         Adopted by Action of the Independent Compensation Committee of

                BOK Financial Corporation taken February 24, 2009

          Adopted by Certificate of Action of the Board of Directors of

                BOK Financial Corporation dated February 24, 2009

     Approved by Shareholders of BOK Financial Corporation on April 28, 2009


         On April 28, 2009, BOK Financial Corporation registered on Securities and Exchange Commission Form S-8 pursuant to the Securities Act of 1933, 5,000,000 shares of BOK Financial Corporation Common Stock, $0.00006 par value, for issuance in connection with the BOKF 2009 Omnibus Incentive Plan. This document constitutes part of a Section 10(a) Prospectus covering the securities that have been registered under the Securities Act of 1933. The documents constituting the Section 10(a) Prospectus are held in a file maintained by the Benefits Department of Human Resources and may be reviewed or obtained, without charge, upon written or oral request made to the Compensation Department of Human Resources of Bank of Oklahoma, National Association, P.O. Box 2300, Tulsa, Oklahoma 74172, telephone number (918) 588-6277.

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                            BOK FINANCIAL CORPORATION
                           2009 OMNIBUS INCENTIVE PLAN

         THIS 2009 OMNIBUS INCENTIVE PLAN (the "Plan") of BOK Financial Corporation (the "Company"), an Oklahoma corporation with its principal office in Tulsa, Oklahoma, sets forth the terms and conditions under which stock options and restricted stock may be granted from time to time to its officers, executives, and key employees, subject to the following provisions:

1. Purpose. The purpose of the Plan is to advance the interests of the Company by awarding to certain officers, executives, and other key employees of the Company and its subsidiaries who make exceptional contributions to the Company by their ability, loyalty, industry, and innovativeness: (a) stock options ("Stock Options") to purchase shares of the common capital stock of the Company, par value $0.00006 per share ("Common Stock"), and/or (b) restricted shares of the Common Stock ("Restricted Stock"). The Company intends that the Plan will closely associate the interests of officers, executives, and key employees with those of the Company's shareholders and will facilitate securing, retaining, and motivating officers, executives, and employees of high caliber and potential.

2.       Administration.

         (a) Awards of Stock Options and/or of Restricted Stock pursuant to the Executive Incentive Plan. Stock Options or Restricted Stock awarded pursuant to the 2003 Executive Incentive Plan, as amended (the "EIP") shall be administered by the Independent Compensation Committee of the Board of Directors (the "Committee") of the Company (the "EIP Awards"). With regard to the EIP Awards, the Committee shall have full and final authority in its discretion to interpret conclusively the provisions of the Plan; to decide all questions of fact arising in its application; to determine the employees to whom awards shall be made under the Plan; to determine the award to be made and the amount, size, terms and restrictions of each such award; to determine the time when awards will be granted; and to make all other determinations necessary or advisable for the administration of the Plan.

         (b) Awards of Stock Options and/or of Restricted Stock outside of the Executive Incentive Plan. Stock Options or Restricted Stock awarded other than pursuant to the EIP shall be administered by the Chief Executive Officer (the "CEO") (the "Non-EIP Awards"). With regard to the Non-EIP Awards, the CEO shall have full and final authority in his discretion to interpret conclusively the provisions of the Plan; to decide all questions of fact arising in its application; to determine the employees to whom awards shall be made under the Plan; to determine the award to be made and the amount, size, terms and restrictions of each such award; to determine the time when awards will be granted; and to make all other determinations necessary or advisable for the administration of the Plan.

3. Shares Subject to Plan. The shares issued under the Plan, whether issued as Stock Options or as Restricted Stock or some combination of Stock Options and Restricted Stock, shall not exceed in the aggregate five million (5,000,000) shares of Common Stock. Such shares shall be authorized and unissued shares. Any shares which are awarded hereunder and subsequently forfeited shall again be available under the Plan.

4. Participants. Persons eligible to participate in the Plan and to receive awards of Stock Options or Restricted Stock under the Plan shall be limited to full-time employees of the Company and its subsidiaries who, in the judgment of the Committee or the CEO, make a significant impact upon the profitability of the Company through their decisions, actions and counsel. Those employees to whom awards of Stock Options or Restricted Stock are granted ("Participants") shall be notified by a letter of award ("Award Letter"), which shall bear the date on which the Award Letter is issued (the "Award Date").

5. Maximum Shares Per Participant. No more than 200,000 shares of Common Stock subject to Stock Options, and no more than 60,000 shares of Restricted Stock, shall be issued to a single Participant in any single year.

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6. The Stock Options. The Stock Options established hereby are the right to purchase shares of Common Stock of the Company on the terms and conditions hereafter set forth in this and succeeding sections of the Plan:

         (a) Participants may receive awards of Stock Options at any time prior to April 28, 2019.

         (b) The Stock Options owned by each Participant shall entitle the Participant, subject to the terms and conditions hereof, and, if applicable, the terms of the EIP, to purchase that number of shares of Common Stock set forth in one or more Award Letters delivered to the Participant from time to time ("Stock Option Shares").

         (c) The purchase price of shares subject to the Stock Options shall be the fair market value for BOKF Common Stock on NASDAQ on the Award Date (the "Option Price").

         (d) The Stock Options may be exercised in accordance with, and only in accordance with, the following schedule:

                  (i) At any time and from time to time one calendar year after the Award Date and prior to four calendar years after the Award Date, with respect to one seventh (1/7) of the Stock Option Shares set forth in the Award Letter.

                  (ii) At any time and from time to time two calendar years after the Award Date and prior to five calendar years after the Award Date, with respect to one seventh (1/7) of the Stock Option Shares set forth in the Award Letter.

                  (iii) At any time and from time to time three calendar years after the Award Date and prior to six calendar years after the Award Date, with respect to one seventh (1/7) of the Stock Option Shares set forth in the Award Letter.

                  (iv) At any time and from time to time four calendar years after the Award Date and prior to seven calendar years after the Award Date, with respect to one seventh (1/7) of the Stock Option Shares set forth in the Award Letter.

                  (v) At any time and from time to time five calendar years after the Award Date and prior to eight calendar years after the Award Date, with respect to one seventh (1/7) of the Stock Option Shares set forth in the Award Letter.

                  (vi) At any time and from time to time six calendar years after the Award Date and prior to nine calendar years after the Award Date, with respect to one seventh (1/7) of the Stock Option Shares set forth in the Award Letter.

                  (vii) At any time and from time to time seven calendar years after the Award Date and prior to ten calendar years after the Award Date, with respect to one seventh (1/7) of the Stock Option Shares set forth in the Award Letter.

         (e) The Stock Options may be exercised only by delivering (i) a written notice of exercise (stating the fact that Stock Options are being exercised, the Award Date, and the number of shares being purchased) and (ii) payment in full of the purchase price of the shares being purchased to the Compensation Department of Human Resources of Bank of Oklahoma, National Association. Payment shall be made (i) by personal check of the Participant, (ii) in cash or its equivalent, or (iii) by tendering shares of Common Stock having a value equal to the purchase price based on the closing price quoted for Common Stock on NASDAQ on the trading day immediately preceding the date of exercise, or (iv) a combination of (i), (ii), or (iii).

7. The Restricted Stock. Subject to the provisions of Section 8(c), (d) and (e) all restrictions on the Restricted Stock issued pursuant to the Plan shall lapse as follows:

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         (a) Restricted Stock Awarded Pursuant to the EIP. All restrictions on the Restricted Stock issued to a Participant pursuant to the EIP shall lapse:

                  (i) for initial grants of Restricted Stock, on the fifth anniversary of the last day of the year for which the restricted shares were issued (the "Initial Shares 5th Anniversary Date");

                  (ii) for grants of Restricted Stock as a result of exceeding target performance at the end of at the EIP performance period, on the second anniversary of the last day of the year for which the shares were issued (the "Additional Shares 2nd Anniversary Date");

         provided that after the Initial Shares 5th Anniversary Date and the Additional Shares 2nd Anniversary Date, as applicable, such restricted shares may not be sold unless, following such sale, the Participant would own that number of shares of Common Stock provided for in the Executive Management BOKF Common Stock Ownership Guidelines which may be established from time to time by the Committee (the "EIP Restricted Stock Period").

         (b) Restricted Stock Awarded Other than Pursuant to the EIP and Special Grants. All restrictions on Restricted Stock issued to a Participant (other than pursuant to the EIP or a Special Grant (as defined below)) shall lapse on the fifth anniversary of the date the Restricted Stock was issued (the "Non-EIP Restricted Stock Period").

         (c) Special Grants. The CEO, at his option, may issue special grants of Restricted Stock for hiring and retention purposes ("Special Grants"). The Award Letter provided to the Participant shall specify the terms and conditions upon which restrictions on Special Grants shall lapse (the "Special Grant Restricted Stock Period").

         (d) Vesting. A Restricted Stock is considered vested when the EIP Restricted Stock Period, the Non-EIP Restricted Stock Period, or the Special Grant Restricted Stock Period, as applicable, lapses.

         (e) Voting and Dividends. Other than as limited by the Plan, Participants shall have all other rights of a shareholder including, but not limited to, the right to vote and receive dividends on such Participant's Restricted Stock prior to vesting.

         (f) Book Entry. Restricted Stock shall be issued and outstanding on the shareholder ledgers maintained by the Company's transfer agent. No physical certificates shall be issued for the Restricted Stock. The Company, without further action by a Participant, may cancel such Participant's Restricted Stock in accordance with the Plan, the EIP, Award Letters, or Employment Agreements.

8. Restrictions and Forfeiture. All Stock Options and Restricted Stock granted under the Plan shall be evidenced by the Award Letter provided to the Participant, and be subject to its terms and to the terms of this Plan, including the following restrictions and forfeitures:

         (a) Non-Transferability.

                  (i) Stock Options awarded may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, other than by will or by the laws of descent and distribution.

                  (ii) Restricted Stock awarded, and the right to vote such shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered during the applicable Restricted Stock Period specified herein, other than by will or by the laws of descent and distribution.
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         (b) Forfeiture. All Stock Options (to the extent not previously exercised) and all Restricted Stock (regardless of issue date), will terminate and be forfeited if the Participant's employment with the Company or its subsidiaries is terminated for any reason, including death, disability, retirement, resignation or involuntary termination (whether such involuntary termination is with or without cause), provided:

                  (i) The Committee, as to EIP Awards, and the CEO, as to Non-EIP Awards, may, in their respective sole discretions (which discretion may be exercised arbitrarily) and subject to approval by the Board of Directors of the Company, extend the termination of Stock Options or Restricted Stock awards in special circumstances;

                  (ii) In the event of the termination of employment of a Participant by reason of death or disability, the Participant (or in the event of death, the personal representative of the Participant) may purchase, any of Participant's Stock Options which the Participant had the right to purchase immediately preceding the date of the Participant's termination of employment within the period of time such Participant could have, but for such termination, exercised such Stock Options;

                  (iii) In the event of termination of employment of a Participation by reason of resignation, retirement or involuntary termination which is other than "for cause" as defined in Section 8 (b)(vi) below, the Participant may purchase, within 90 days of the date of the Participant's termination of employment, any of Participant's Stock Options which the Participant had the right to purchase immediately preceding the date of the Participant's termination of employment.

                  (iv) In the event a Participant's employment is involuntarily terminated by the Company without cause (as described below) and such involuntary termination without cause is within one year following a Change of Control (as defined below), the Participant may purchase, within 90 days of the date of the Participant's termination of employment, all of Participant's Stock Option Common Shares (to the extent not previously purchased), and all the restrictions on the Participant's Restricted Stock shall lapse.

                  (v) A "Change of Control" shall be deemed to have occurred if, and only if:

                           (A) George B. Kaiser, affiliates of George B. Kaiser, and/or members of the family of George B. Kaiser and/or the George Kaiser Family Foundation and/or any charitable trust (including any charitable income trust), or other charitable legal entity created by Georg B. Kaiser collectively cease to own more shares of the voting capital stock of Company than any other shareholder (or group of shareholders acting in concert to control the Company to the exclusion of George B. Kaiser, affiliates of George B. Kaiser, members of the family of George B. Kaiser or the George Kaiser Family Foundation); or,

                           (B) The Company shall cease to own more than 50% of the voting capital stock of Bank of Oklahoma, National Association.

                  (vi) A Participant shall be deemed to have been terminated "with cause" if the Board of Directors of the Company determines (in its sole discretion provided only that such discretion is exercised with honesty in fact) that the Participant was terminated by reason of (A) any failure to substantially perform

                  Participant's employment obligations to
                  the Company in a satisfactory manner, (B) any intentional act materially injurious to the Company, (C) any act of moral turpitude, (D) any material dishonest or fraudulent act, or
                  (E) any refusal to obey orders or instructions of the Participant's appropriate supervisors or seniors.

                  (viii) A Participant shall be deemed employed by the Company so long as and only so long as the employee is in the employment of BOK Financial Corporation or a direct or indirect subsidiary of BOK Financial Corporation in which BOK Financial Corporation owns, directly or indirectly, more shares of the voting capital stock than any other shareholder (or group of shareholders acting in concert to control such subsidiary to the exclusion of the Company).

                  (ix) Dividends paid or payable on the Restricted Stock prior to forfeiture will not be forfeited or otherwise need to be refunded to the Company, even if the shares themselves have been forfeited.

          (c) Resale. Common Stock acquired by a Participant pursuant to the Plan may be resold only pursuant to the provisions of Section 19 hereof.

         (d) EIP Restrictions. Stock Options and Restricted Stock awarded pursuant to the EIP are subject to the performance measures and terms of the EIP. In the event there is a conflict between this Plan and/or an Award Letter and the EIP, the EIP shall control.

          (e) Individual Employment Agreements. Stock Options and Restricted Stock issued pursuant to, or governed by, an individual employment agreement between a Participant and the Company or one of its affiliates (an "Employment Agreement") shall be subject to the terms of such Employment Agreement. In the event of a conflict between the Plan and an Employment Agreement, the Employment Agreement shall prevail.

9. Fair market value. Fair market value as of any date shall be the closing price at which shares of Company Common Stock were sold on the valuation day as quoted by NASDAQ or, if there were no sales on that date, then on the last day prior to the valuation day during which there were sales (the "Fair Market Value").

10. Rights to Terminate Employment. Nothing in the Plan or in any Award Letter shall confer upon any Participant the right to continue in the employment of the Company, nor affect any right which the Company may have to terminate the employment of such Participant.

11. Withholding. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to withhold from sums due the Participant, or to require the Participant to remit to the Company, any amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate for such shares.

12. Tax Effects.

         (a) The Plan is not qualified under Section 401(a) of the Internal Revenue Code.

         (b) Unless otherwise allowed or required by tax law, the Company will be entitled to an income tax deduction (i) with regard to Stock Options, at the date of exercise of the Stock Options by the Participants and (ii) with regard to Restricted Stock when the Restricted Stock vests. The amount of the deduction will be equal to
         (i) with regard to Stock Options, the spread between the Fair Market Value and the Option Price and (ii) with regard to Restricted Stock, the Fair Market Value of the Restricted Stock on the vesting date

         (c) Participants should consult their tax advisors as to the tax effect of Stock Options and Restricted Stock received under the Plan as individual circumstances and changes to tax laws and regulations may change the tax treatment of the Stock Options and Restricted Stock. Generally, Participants will recognize income (i) with regard to Stock Options, at the date of exercise of the Stock Options and (ii) with regard to Restricted Stock, on the vesting date (unless the Participant elects to recognize income on the date of grant), in an amount equal to the deduction allowed to the Company, as
          Section 12(b) above. Income recognized due to the exercise of a Stock Option or vesting of Restricted Stock will be subject to withholding and reported to the employee on form W-2. Generally, participants will not be subject to any further income recognition until a taxable transaction occurs involving the vested stock, in the case of Restricted Stock, or the purchase of stock, in the case of Stock Options. The basis in the stock is equal to the (i) Fair Market Value at the date of exercise for the Stock Options and (ii) the Fair Market Value at the date of vesting for the Restricted Stock, and future transactions will be subject to capital asset rules. However, the amount of taxable income and the basis on the Restricted Stock will also depend on whether the Participant makes an 83(b) election under the Internal Revenue Service code.

13. Non-Uniform Determinations. The determinations by the Committee or the CEO under the Plan (including, without limitation, determinations of the persons to receive awards, the form, amount and the timing of such awards, and the terms and provisions of such awards) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, regardless of whether such persons are similarly situated.

14. Adjustments. In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee and/or the CEO shall appropriately adjust the number and class of shares which may be issued under the Plan and shall provide for corresponding equitable adjustments in shares previously awarded and still subject to restrictions hereunder.

15. Amendment. The Board of Directors of the Company may discontinue, suspend or amend the Plan at any time, except that without shareholder approval, the Board of Directors may not materially (a) increase the maximum number of shares which may be issued under the Plan (other than increases pursuant to paragraph 14 hereof); (b) increase the benefits accruing to participants under the Plan; (c) modify the requirements as to eligibility for participation in the Plan; or (d) modify the Plan in a way which, by law or regulation, would require shareholder approval. Stock Options issued pursuant to the Plan may not be re-priced.

16. Effect on Other Plans. Participation in the Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company, and any awards made pursuant to the Plan shall not be used in determining the benefits provided under any other plan of the Company, unless specifically provided in such other plan.

17. Duration of the Plan. The Plan shall become effective when it is approved by the shareholders of the Company. The Plan shall remain in effect until all Stock Options awarded under the Plan have been exercised or have expired or all Restricted Stock awarded under the Plan are free of all restrictions imposed by the Plan and applicable Award Letters, whichever is later, but no award shall be made more than ten years after the date the Plan is approved by the shareholders of the Company.

18. Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

19. Reoffer or Resale of Common Stock Acquired Pursuant to the Plan. The reoffer or resale of Company Common Stock acquired by a Participant pursuant to the Plan shall be subject to the following terms and conditions:

         (a) If the Participant is an affiliate of the Company, the reoffer or resale of Company Common Stock may be made by the Participant only (i) by means of a reoffer prospectus pursuant to an effective registration statement on Form S-8 or (ii) in accordance with the provisions of SEC Rule 144 or (iii) pursuant to the determination of the Company's general counsel that there is an available exemption under the federal and state securities laws.

         (b) If the Participant is not an affiliate of the Company, the reoffer or resale is not subject to restriction, except as set forth in Section 19(c) of this Plan.

         (c) Prior to reoffering or reselling any Company Common Stock acquired pursuant to this Plan, the Participant shall advise the Compensation Department of Human Resources of Bank of Oklahoma, National Association which shall refer the matter to the Company's general counsel. The Company's general counsel shall determine whether the Participant is an affiliate or a non-affiliate of Company. If the Company's general counsel determines Participant is an affiliate, the Participant shall offer and sell the Company Common Stock only as provided by Section 19(a).

20. Miscellaneous Provisions. The following miscellaneous provisions shall apply to the Plan:

         (a)  This Plan is made and executed in Tulsa County, Oklahoma;

         (b) This Plan shall be subject to, and interpreted in accordance with, the laws of the State of Oklahoma;

         (c) This Plan is the entire agreement of the parties respecting the subject matter hereof. There are no other agreements, whether oral or written, respecting the subject matter hereof;

         (d) Headings used in the Plan are for convenience only, do not modify or affect the meaning of any provision herein, and shall not serve as a basis for interpretation or construction of the Plan;

         (e) Rights and obligations arising under the Plan may not be assigned; and

         (f) In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the opposing party to such action such party's reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

21.      Additional Information.

         (a) The Plan is not subject to the provisions of the Employee Retirement Income Security Act.

         (b) No reports shall be required to be delivered to the Participants as to the status of their participation in the Plan. However, a Participant may contact the Compensation Department of Human Resources of Bank of Oklahoma, National Association to determine information regarding status of restrictions on shares issued pursuant to the Plan.

22. Incorporation of Certain Documents by Reference. The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). The following documents filed with the Commission are incorporated in this part of the Section 10(a) Prospectus by reference:

         (a) Registration Statement on Form S-1 and the Prospectus included therein (Registration No. 33-40950), as amended, filed under the Securities Act of 1933 with the Commission and declared effective on August 13, 1991.

         (b) Registration Statement on Form 10 (Registration No. 0-19341), filed under the Exchange Act with the Commission, and subsequent amendments thereto filed on Form 8.

         (c) Information Statement and Prospectus Supplement filed with the Commission on November 20, 1991, under the Exchange Act and also under the Securities Act of 1933.

         (d) The description of Company's capital stock contained on page 2 in the Registration Statement on Form 10, as amended by filings on Form 8, filed under the Exchange Act (Registration No. 0-19341), including any amendment or report filed for the purpose of updating such description.

         (e) Annual Report on Form 10-K filed with the Commission on February 27, 2009.

         (f) Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration statement and to be part thereof from the date of filing of such documents

         All documents incorporated by reference in this part of the Section 10(a) Prospectus and all other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act of 1933 may be obtained, without charge, upon written or oral request to the Compensation Department of Human Resources of Bank of Oklahoma, National Association at P.O. Box 2300, Tulsa, Oklahoma 74192, telephone number (918) 588-6547. Any additional information about the Plan or its administrators may also be obtained by contacting the Compensation Department of Human Resources of Bank of Oklahoma, National Association.

                    ----------------------------------------
                    Frederic Dorwart, Secretary to the Board